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                                   Exhibit 5.1



                                                              October 30, 2001



Concord Communications, Inc.
600 Nickerson Road
Marlboro, Massachusetts  01752

         Re:  Registration Statement on Form S-8 Relating to 2001
              Non-Executive Employee Stock Purchase Plan of Concord Communications, Inc. (the "Plan")
              -----------------------------------------------------

Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Concord Communications, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 500,000 shares of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the "Shares").

     We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Restated Articles of Organization and the Restated By-Laws of the Company, the minute books of the Company and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,

                                           /s/ Testa, Hurwitz & Thibeault, LLP

                                           TESTA, HURWITZ & THIBEAULT, LLP